Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Launches Private Placement of $250 Million

Senior Unsecured Notes

SCOTTSDALE, Ariz., Mar. 27, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced its intention to offer, subject to market and other conditions, $250 million aggregate principal amount of senior unsecured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

Final terms of the notes, including the interest rate and other terms, will be determined through negotiations between Meritage and the initial purchasers of the notes.

Meritage intends to use the net proceeds from the offering, together with available cash, to repurchase or redeem all $285 million aggregate principal amount of its 6.25% Senior Notes due 2015.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include: Meritage’s intentions to offer $250 million of senior unsecured notes and to use the net proceeds from the offering, together with available cash, to repurchase $285 million aggregate principal amount of its 6.25% Senior Notes due 2015. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

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